Exhibit 10.1

March 28, 2005

John J. Hayes

14 Craig Hill Lane

Milton, MA 02186

Dear John:

This letter agreement confirms the understanding between you and The J. Jill Group, Inc. (the “Company”) relating to the termination of your employment with the Company.

1.             Resignation and Cooperation in Transition.  You hereby resign your position as Executive Vice President/Chief Marketing Officer and from all other offices you hold with the Company or any of its subsidiaries or affiliates, effective as of April 15, 2005 (the “Resignation Date”).  Your resignations shall be effective regardless of the continued effectiveness of this letter agreement.  Thereafter through May 17, 2005 (the “Termination Date”), you shall remain an employee of the Company and shall make yourself available upon reasonable request by the Company and at mutually agreeable times to assist in transitioning your former responsibilities to the person or persons designated by the Company to receive them on an as needed basis.  Your employment shall terminate on the Termination Date.  From and after the Resignation Date, your obligations to the Company and the Company’s obligations to you shall be solely those provided for in this letter agreement.

2.             Severance Pay and Associated Benefits.

(a)  Severance Pay.  On the date seven days after execution of this Agreement by you as set forth in Section 11(c) hereof, provided that the seven-day revocation period has run without revocation by you, the Company will make a one-time, lump-sum payment to you in the gross amount of your annual base salary, i.e. $385,000.00 (the “Severance Payment”), subject to the provisions of Section 2(l) below.

(b)  Salary Continuation.  After the Resignation Date, your compensation shall continue at the current rate of $385,000 per year through the Termination Date, and you shall be entitled to continue all benefits provided to employees on the same basis on which you have been receiving them through the Termination Date, subject to the provisions of Section 2(l) below and further subject to your continuing (i) compliance with the provisions of Sections 4, 5, 6, 7 and 12(c) of this Agreement, and (ii) fulfillment of your responsibilities to transition your former responsibilities in accordance with the provisions of Section 1 above.

(c)  Stock Options.  The Company has previously issued to you certain stock options under the Company’s 1993 Incentive and Nonqualified Stock Option Plan and 2001 Incentive and Non-Statutory Stock Option Plan, which are summarized in Exhibit A.  You have thirty (30) days from the Termination Date to exercise any such options that vested during your employment.  You shall forfeit any options unvested as of the Termination Date.

(d) Medical Insurance.  Your rights under the so-called COBRA statute (which gives you the right to continue to participate in the Company’s group medical and dental plans for a period of time at your own expense) shall become effective as of the Termination Date.  For an 18-month period from the Termination Date, or until you become eligible for group medical and/or dental plans from a new employer offering substantially equal insurance, whichever is sooner, the Company will pay the same portion of the premium for your existing medical and/or dental insurance as it would have paid (and you will pay the same portion of the premium for such insurance as you would have paid) if you had continued to be employed at the Company.  You will notify the Company’s Human Resources Department in writing within 72 hours of accepting any such reemployment with such insurance eligibility.  Nothing herein shall prevent the Company from making changes in its medical and dental insurance plans, to the extent that such changes are generally applicable to employees of the Company.

(e)  401(k) Plan.  Your eligibility to participate in the Company’s 401(k) Plan terminates on the Termination Date.

(f) Deferred Compensation Plan.  Your right to participate in the Company’s Deferred Compensation Plan terminates on the Termination Date.  You will be paid your vested account balance as of the Termination Date in accordance with the terms of the Plan.

(g)  Executive Term Life.  Premiums on the executive term life insurance policy maintained by the Company for your benefit are paid quarterly and have been paid through the coverage period ending May 17, 2005.  If you wish to continue coverage under this policy after May 17, 2005, you will need to pay the premiums for subsequent periods in accordance with the terms of the policy.

(h) Group Life and Disability Insurance.  Your coverage under the group term life insurance and disability insurance policies maintained by the Company for employees terminates on the Termination Date.  You will be provided with information regarding your rights, if any, with regard to continuing your basic life insurance coverage on an individual basis.

(i) Vacation Pay.  You will continue to accrue vacation benefits through the Termination Date, at which time you will have accrued 86.15 hours of unused vacation for which you will be paid the gross amount of $15,946.37, subject to the provisions of Section 2(l) below.  Thereafter, you shall not accrue or be entitled to any additional vacation benefits.

(j) Outplacement.  After the Resignation Date (and provided that you have signed this Agreement and provided further that the seven-day revocation period set forth in Section 11(c) has run unexercised by you), the Company will make a lump-sum payment to you in the gross amount of $7,500, subject to the provisions of Section 2(l) below, to enable you to secure outplacement services.  In addition, the Company has paid the service fees to allow you to continue to access KhanQuest Limited’s executive coaching services through June 30, 2005.

(k) 2004 Tax Preparation Fee.  After the Resignation Date (and provided that you have signed this Agreement and provided further that the seven-day revocation period set forth in Section 11(c) has run unexercised by you), the Company will make a lump-sum payment to you in the gross amount of $7,500, subject to the provisions of Section 2(l) below, toward fees that you may incur for the preparation of your 2004 federal and state income tax returns.

(l)  Withholdings.  The Company may deduct from your Severance Pay, Salary Continuation and Vacation Pay, and any other payments otherwise due to you under this letter agreement, such withholding taxes and similar governmental payments and charges as may be required.

(m)  No Other Pay or Benefits.  You acknowledge that the Company has previously paid all amounts payable to you under all other compensation or reimbursement arrangements, if any.  From and after the Termination Date you shall have no right to compensation or benefits, including benefits accrual, beyond those specifically provided for in this letter agreement.

3.             Release.  In return for the payments and benefits provided to you as set forth in Sections 2 above, you agree to execute (in accordance with the provisions of Section 11 below) the final and binding general release and waiver of all claims (the “Release and Waiver”) in the form attached hereto as Exhibit B to this letter agreement, said Release and Waiver to include claims against age discrimination and all other claims arising out of or relating to your hiring, employment, or termination of employment.  Notwithstanding the foregoing, the Company and you agree that the terms of this letter agreement shall survive the Release and Waiver and that claims to enforce the terms of this letter agreement are not discharged by said Release and Waiver.

4.             Return of Company Property and Retrieval of Personal Effects.  On or before the close of business on the Termination Date, or such later date as the Company may agree: (i) you will return to the Company all property of the Company, including without limitation all tangible work product and including any keys, passwords, reference materials, books, audit or other specialized software, Company documents and files, computers, laptops and computer disks or files, if any, in your possession, custody or control; and (ii) you will retrieve from the Company all of your personal effects.

5.             Confidential Information.  You shall not in any manner following the Termination Date, directly or indirectly, without the express prior written consent of the Company, disclose or use any Confidential Information of the Company.  “Confidential Information” shall include all information (including by not limited to any trade secrets or other confidential, proprietary or private matters) concerning (i) the Company or any director, officer, employee or affiliate of the Company or (ii) in their capacity as such, any customer, supplier or other business associate of the Company, which information has been or is received by you from the Company or any director, officer, employee, affiliate, customer, supplier or other business associate of the Company prior to the Termination Date.  “Confidential Information” does not include information that the Company has voluntarily disclosed to the public without restriction or which has otherwise lawfully entered the public domain without your participation or fault.  It also does not include (i) any information that is required to be disclosed by any law, regulation or order of any court or regulatory or administrative commission, department or agency; or (ii) information regarding your employment dates, position and responsibilities disclosed to potential employers and recruiters in connection with your seeking and obtaining subsequent employment.

6.             Mutual Nondisparagement.  You agree not to take any action or make any statement, written or oral, which disparages the Company, its directors or officers, or its management, business or personnel practices, or which disrupts or impairs the Company’s normal operations.  The Company and its executive officers agree not to take any action or make any statement, written or oral, which disparages you.  The provisions of this Section 6 shall not apply to any truthful statement required to be made by you or by the Company or its executive officers in the ordinary course of your or their performance of your or their duties as employees of the Company, in any legal proceeding, required filing pursuant to the securities laws, or pursuant to any governmental or regulatory investigation.

7.             Covenant Not to Sue/Encourage Third Party Action.  Except as otherwise provided in this Section 7, you represent and warrant that you have never commenced or filed, and covenant and agree never to commence, file, aid, solicit or in any way prosecute or cause to be commenced or prosecuted against the Releasees (as defined in the Release and Waiver) the bringing of any legal proceeding or the making of any legal claim against the Company by any state or federal agency or by any applicant for employment, employee or former employee of the Company (“third party action”), and further you shall not reveal any information about the Company to be used for, and shall not testify in, any third party action except as required to do so by properly issued subpoena and then only after giving the Company a reasonable opportunity to review any such subpoena and oppose the giving of any such testimony.  Notwithstanding the foregoing, the Company and you agree that this letter agreement will not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (“EEOC”) to enforce the Age Discrimination in Employment Act of 1967, as amended, and other laws, and further agree that this letter agreement will not be used to justify interfering with your right to participate in an investigation or proceeding conducted by the EEOC.  You represent and warrant that you knowingly and voluntarily waive all rights or claims arising prior to your execution of this letter agreement that you may have against the Releasees, or any of them, to receive any payment, benefit or remedial relief as a consequence of any charge filed with the EEOC and/or of any litigation concerning any facts alleged in any such charge.

8.             Remedies.  You acknowledge and agree that your obligations arising under Sections 4, 5, 6 and 7 above are of the essence to this letter agreement and that your material breach of any of these obligations will terminate the Company’s obligations to you under Section 2 of this letter agreement.  Should you commit a material breach of any such obligations, you shall further be required to pay back to the Company the full value of any benefit that you have derived under Sections 2(a), (d), (j) and (k) above.  You further acknowledge and affirm that money damages cannot adequately compensate the Company for any material breach by you of Sections 4, 5, 6 and 7 of this letter agreement and that the Company is entitled to equitable relief in any Massachusetts court of competent jurisdiction to prevent or otherwise restrain any actual or threatened breach of the provisions of said Sections and/or compel specific performance of, or other compliance with, the terms thereof.

9.             Non-Assignment.  You warrant and represent to the Company that you have not heretofore assigned or transferred or attempted to assign or transfer to any person any claim or matter recited in the Release and Waiver or any part or portion thereof, and agree to indemnify and hold harmless the Releasees from and against any claim, demand, damage, debt, liability, account, reckoning, obligation, cost, expense (including the payment of attorney’s fees and costs actually incurred whether or not litigation be commenced), lien, action and cause of action, based on, in connection with, or arising out of any such assignment or transfer or attempted assignment or transfer.

10.           Indemnification.  Nothing contained in this letter agreement or the Release and Waiver shall be construed to limit or eliminate your rights to whatever indemnification, if any, you are entitled to in your capacity as an employee of the Company pursuant to the Company’s By-Laws, Certificate of Incorporation, insurance policies, or as a matter of law.

11.          Representations and Recitals.  You represent that:

(a)  The Company has advised you to consult with an attorney of your choosing concerning the rights waived in this letter agreement.  You have carefully read and fully understand this letter agreement, and are voluntarily entering into this letter agreement and providing the Release and Waiver attached hereto as Exhibit B.

(b)  You understand that you have 21 days to review this letter agreement and the Release and Waiver prior to their execution.  If at any time prior to the end of the 21 day period, you execute this letter agreement and the Release and Waiver, you acknowledge that such early execution is a knowing and voluntary waiver of your right to consider this letter agreement and the Release and Waiver for at least 21 days and is due to your belief that you have had ample time in which to consider and understand this letter agreement and the Release and Waiver and in which to review this letter agreement and the Release and Waiver with an attorney.

(c)  You understand that, for a period of seven days after you have executed this letter agreement and the Release and Waiver, you may revoke the agreement and the Release and Waiver by giving notice in writing of such revocation to the Company, c/o Chairman of the Board of Directors at the Company’s headquarters, with a copy to David R. Pierson, Foley Hoag LLP, 155 Seaport Blvd., Boston, Massachusetts 02210.  If at any time after the end of the seven-day period you accept any of the payments or benefits provided by the Company as described in Section 2 of this letter agreement, such acceptance will constitute an admission by you that you did not revoke this letter agreement or the Release and Waiver during the revocation period and will further constitute an admission by you that this letter agreement and the Release and Waiver have become effective and enforceable.

(d)  You understand the effect of the Release and Waiver and that you give up any rights you may have, in particular but without limitation, under the Federal Age Discrimination in Employment Act and the Massachusetts Law Against Discrimination (Mass. Gen. Laws ch. 151B§1 et seq.).

(e)  You understand that you are receiving benefits pursuant to this letter agreement that you would not otherwise be entitled to if you did not enter into this letter agreement.

12.           Miscellaneous.

(a)  Successors and Assigns.  This letter agreement shall be binding upon and inure to the benefit of the respective legal representatives, heirs, successors, assigns, and present and former employees and agents of the parties hereto to the extent permitted by law.

(b)  Attorneys Fees.  Each party shall bear his or its own attorney’s fees and expenses.

(c)  Challenge to Validity of Agreement.  After the revocation period of seven days described in Section 11(c) of this letter agreement has expired, this letter agreement and the Release and Waiver shall be forever binding.  You acknowledge that you may hereafter discover facts not now known to you relating to your hire, employment or cessation of employment, and agree that this letter agreement and the Release and Waiver shall remain in effect notwithstanding any such discovery of any such facts.  You shall not bring a proceeding to challenge the validity of this letter agreement and the Release and Waiver.  Should you do so notwithstanding this Section 12, you will first be required to pay back to the Company all remuneration received pursuant to Section 2 hereof.

(d)  Governing Law.  This letter agreement shall be interpreted in accordance with the substantive laws of Massachusetts and without regard to any conflict of laws provisions.

(e)  Complete Agreement; Modification.  This letter agreement recites the full terms of the understanding between us, and supersedes any prior oral or written understanding except the Agreement to Protect Corporate Property, effective as of December 10, 2004, between the Company and you, which shall remain in effect in accordance with its terms.  This Agreement may be modified only in a writing signed by both parties.

(f)  Execution.  This letter agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

* * * * * *

Please note that you have 21 days to accept the offer set forth herein, and may revoke your acceptance within 7 days of signing as set forth in Section 11(c) above, in which case this letter agreement (other than provisions 1, 4 and 5(b)) shall be void.

Very truly yours,

	By:	/s/ Gordon R. Cooke
Duly Authorized

Agreed, accepted and signed this 14th day of April, 2005 under seal:

/s/ John J. Hayes
John J. Hayes

EXHIBIT A

EMPLOYEE	OPTION TYPE	GRANT DATE	SHARES GRANTED	STRIKE PRICE	VESTED @ 03/26/05	EXERCISED	VESTED BALANCE	NOT VESTED @ 03/26/05	FULLY VESTED	TERM DATE
J. Hayes	ISO	5/16/1996	157,500	$1.889	157,500	157,500	0	0	5/16/2001	5/16/2003
	ISO	6/25/1997	49,657	$4.667	49,657	49,657	0	0	6/25/2002	6/25/2004
	NQO	6/25/1997	29,092	$4.667	29,092	29,092	0	0	6/25/2002	6/25/2004
	NQO	10/23/2000	105,000	$7.625	105,000	0	105,000	0	4/23/2002	10/23/2007
	ISO	9/25/2001	25,500	$7.150	25,500	0	25,500	0	9/25/2004	9/25/2011
	NQO	9/25/2001	34,500	$7.150	34,500	0	34,500	0	9/25/2004	9/25/2011
	ISO	6/3/2002	4,500	$21.000	3,000	0	3,000	1,500	6/3/2005	6/3/2012
	NQO	6/3/2002	145,500	$21.000	97,000	0	97,000	48,500	6/3/2005	6/3/2012
	NQO	6/6/2003	25,000	$16.680	8,333	0	8,333	16,667	6/6/2006	6/6/2013
	ISO	2/25/2004	13,000	$15.510	4,333	0	4,333	8,667	2/25/2007	2/25/2014
	NQO	2/25/2004	12,000	$15.510	4,000	0	4,000	8,000	2/25/2007	2/25/2014
	NQO	12/10/2004	25,000	$16.990	25,000	0	25,000	0	12/10/2004	12/10/2014
			626,249		542,915	236,249	306,666	83,334

EXHIBIT B

GENERAL RELEASE AND WAIVER OF ALL CLAIMS
(INCLUDING AGE DISCRIMINATION IN EMPLOYMENT ACT CLAIMS)

In consideration of the payment, benefits and other agreements set forth in the letter agreement dated March 28, 2005 between The J. Jill Group, Inc. (“the Company”) and John J. Hayes (“Hayes”) (to which this General Release and Waiver Of All Claims is attached), Hayes, for himself and for his heirs, executors, estates, agents, representatives, attorneys, insurers, successors and assigns (collectively, the “Releasors”), hereby voluntarily releases and forever discharges (i) the Company and its subsidiaries (direct and indirect), affiliates, related companies, divisions, and predecessor and successor companies, (ii) each of its and their present and former officers, directors and employees, and (iii) in their capacities as such, each of the Company’s and its subsidiaries’ (direct and indirect), affiliates’, related companies’, divisions’, and predecessor and successor companies’ present and former shareholders, agents, representatives, attorneys, insurers, heirs, successors and assigns (collectively, the “Releasees”) from all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, judgments, demands and claims which the Releasors ever had, or now have, or hereafter can, shall or may have, for, upon or by reason of any matter or cause whatsoever arising from the beginning of the world to the date of the execution of this Release, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including but not limited to claims arising out of or in any way related to Hayes’s employment by the Company (including his hiring), or the termination of that employment, whether as a contractor or employee, or any related matters (including but not limited to claims, if any, arising under the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Americans With Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, the Massachusetts Law Against Discrimination (Mass. Gen. Laws ch. 151B§1 et seq.), the Massachusetts Payment of Wages Act, the Massachusetts Civil and Equal Rights Acts, and federal or Massachusetts laws, statutes and regulations, including common or constitutional law).

Signed and sealed this 14th day of April, 2005.

/s/ John J. Hayes
John J. Hayes